CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 106 to Registration Statement No. 002-10806 on Form N-1A of our report dated February 23, 2009, relating to the financial statements and financial highlights of Nicholas High Income Fund, Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2008, and to the references to us under the headings "Financial Highlights" and “Independent Registered Accounting Firm” in the Prospectus and "Independent Registered Public Accounting Firm and Legal Counsel", “Shareholder Reports” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP Milwaukee, Wisconsin January 29, 2010